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                                                                    EXHIBIT 99.4

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


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                                                 :        C.A. No. 15728-NC
MICHAEL J. GOLDE I/R/A, on behalf of             :
itself and all others similarly situated,        :
                                                 :
                                    Plaintiff,   :        CLASS ACTION
                                                 :        COMPLAINT
                  -against-                      :
                                                 :
FAULDING INC., EDWARD D. TWEDDELL,               :
ALAN G. MCGREGOR, RICHARD F. MOLDIN              :
DAVID BERETTA and BRUCE C. TULLY                 :
                                                 :
                                    Defendants.  :
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         Plaintiff, by its attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

         1. Plaintiff Michael J. Golde I/R/A/ is and was, at all times relevant to this action, a stockholder of defendant Faulding Inc. ("Faulding" or the "Company").

         2. Defendant Faulding is a corporation duly organized and existing under the laws of the state of Delaware, with its principal offices located at 20 Elmora Avenue, Elizabeth, New Jersey 07207. There are currently over 15 million shares of Faulding common stock outstanding. Faulding is a holding company with subsidiaries which develop and manufacture generic oral drug products and generic injectable pharmaceutical products. The Company also designs, develops and commercializes disposable medical devices and injectable drug delivery system devices. Approximately 62% of the 15 million


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outstanding shares of Faulding are held by F.H. Faulding & Co. ("FHFC"), a healthcare products company based in Australia.

         3. Defendant Edward D. Tweddell ("Tweddell"), at all times relevant hereto, held the position of Chairman of the Board of Faulding.

         4. Defendant Richard F. Moldin ("Moldin"), at all times relevant hereto, held the positions of President, Chief Executive Officer and Chief Operating Officer of Faulding.

         5. Defendants Alan G. McGregor, David Beretta and Bruce C. Tully are and were together with Tweddell and Moldin, at all times relevant hereto, members of the boards of directors of Faulding. They are sometimes referred to herein as the "Individual Defendants".

         6. The Individual Defendants as officers and directors of Faulding have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of Faulding and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

         7. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of himself and all other stockholders of the Company (except defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant), who are or will be adversely affected by the conduct of the defendants as more fully described herein (the "Class").

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         8. This action is properly maintainable as a class action for the following reasons:

                  (a) This Class action is so numerous that joinder of all members is impracticable. As of February 6, 1997, Faulding had approximately 15 million shares of common stock outstanding;

                  (b) The members of the Class are scattered throughout the United States and are so numerous as to make it impracticable to bring them all before this Court;

                  (c) There are questions of law and fact which are common to the Class including, inter alia, the following:

                           i. whether defendants are breaching their fiduciary
duties owed by them to plaintiff and members of the class and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

                           ii. whether defendants are breaching their fiduciary
obligations to plaintiff and members of the class by failing and refusing to attempt in good faith to maximize stockholder value;

                           iii. whether defendants have wrongfully failed and
refused to seek a purchaser of Faulding and/or any and all of its various assets or divisions at the best price obtainable; and

                           iv. whether plaintiff and the other members of the
Class will be irreparably damaged by defendants' wrongful conduct alleged herein and if so, what is the proper remedy and/or measure of damages.

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                           (d) The claims of plaintiff are typical of the claims
of the Class in that all members of the Class will be damaged by defendants' actions.

                           (e) Plaintiff is committed to prosecuting this action
and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

                           (f) The prosecution of separate actions by individual
members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class.

                           (g) Defendants have acted or refused to act on
grounds generally applicable to the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

                                CLAIM FOR RELIEF

         9. On June 3, 1997, it was reported over the Dow Jones News Wire that Faulding had received a cash merger proposal from FHFC to acquire all Faulding common shares it did not already own for $12 a share. As reported, FHFC expects to fund the merger through a rights issue.

         10. As reported by the Reuter Asia-Pacific Business Report on June 4, 1997, defendant Tweddell, the Chairman of the Board of Faulding and FHFC managing director, commented that while forming a committee to consider the proposal, "[W]e believe the offer is fair to both the F.H. Faulding shareholders and the Faulding Inc. minorities." Tweddell also commented that he expected to finalize the $70 million mop-up" of Faulding by late September.

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         11. As set forth above, FHFC already owns 62% of the outstanding common stock of Faulding and would own approximately 73% of Faulding's common shares on a fully diluted basis if convertible preferred share conversion were factored in. The loyalties of the Individual Defendants, all of whom are directors of Faulding are, at best, divided in the transaction proposed by Faulding's controlling stockholder. The Individual Defendants are beholden to FHFC, the majority owner and controlling stockholder of Faulding, and can not be expected to act in the best interest of Faulding's minority stockholders.

         12. The purpose of the proposed merger transaction is to enable FHFC to acquire the remaining shares of Faulding it does not already own and to acquire Faulding's valuable assets for FHFC's own benefit at the expense of Faulding's public stockholders.

         13. The proposed acquisition comes at a time when Faulding has performed well and FHFC expects it will continue to perform well because it is already poised to do so. FHFC has timed this transaction to capture Faulding's positive performance and use it to their own ends, without paying an adequate or fair price for Faulding's remaining shares.

         14. On April 30, 1997, Faulding announced net income for the third quarter ended March 31, 1997 of $.05 per share as compared with a loss of $.18 in the same quarter of 1996. Analysts expect Faulding to earn $.14 per share in the current quarter ending June 30, 1997. In the month prior to the announcement of the proposed transaction, Faulding's stock has traded in the $10.00 to $12.00 per share range and in

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mid-May was trading at over $12.00 per share. Thus the proposed transaction, at
$12 per share, represents a meager, if any, premium over Faulding's current trading price.

         15. Defendants and FHFC are in a position of control and power over the Faulding minority stockholders and have access to internal financial information about Faulding, its true value, expected increase in true value and the benefits to FHFC of 100% ownership of Faulding to which plaintiff and the Class members are not privy. Defendants would be using their positions of power and control to benefit FHFC in this transaction, to the detriment of the Faulding common stockholders.

         16. The individual Defendants have clear and material conflicts of interest and are acting to better the interests of FHFC at the expense of Faulding's public stockholders.

         17. Defendants have breached their fiduciary and other common law duties owed to plaintiff and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class in order to benefit themselves. Any contemplated transaction would not be the product of arm's length negotiations and is not based upon any independent evaluation of the current value of Faulding's common stock, assets or business.

         18. Defendants have failed and refused to take those steps necessary to ensure that the Company's shareholders will receive maximum value of their shares of Faulding stock. Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value in selling the Company. As a result, defendants are acting to put their own interests ahead of the public

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shareholders, all at the expense and to the detriment of the Company's public shareholders.

         19. By virtue of the acts and conduct alleged herein, the defendants, who control the actions of the Company, have carried out a preconceived plan and scheme to place the interests of FHFC ahead of the interests of Faulding's public shareholders. The defendants have violated their fiduciary duties owed to plaintiff and the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Faulding's public shareholders for their own personal benefit.

         20. The defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their apparent decision to effect a transaction without making an effort to obtain the best offer possible and by affirmatively attempting to prevent a better offer.

         21. As a result of the actions of the defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Faulding's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Faulding's common stock.

         22. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

                           o undertake an appropriate evaluation of Faulding's worth as an acquisition candidate;


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                           o        act independently so that the interests of
                                    Faulding's public stockholders will be
                                    protected, including but not limited to the retention of independent advisors to any committee of the Faulding board formed to consider the FHFC offer and negotiate with FHFC on behalf of Faulding's minority stockholders;

                           o adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Faulding's public stockholders; and

                           o if a merger transaction is to go forward, require that it be approved by a majority of Faulding's public stockholders.

         23. Plaintiff seek preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their right to realize a full and fair value for their stock at a substantial premium over the market price, and to compel defendants to carry out their fiduciary duties to maximize shareholder value.

         24. Plaintiff and the class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

         25. Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and will consummate the sale of Faulding at an inadequate and unfair price, or upon inequitable terms, all to the irreparable harm of plaintiff and the other members of the Class.



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         26. Plaintiff and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff prays for judgment and relief as follows:

         A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

         B. Declaring that defendants have breached their fiduciary and other duties to plaintiff and the other members of the Class;

         C. Entering an order requiring defendants to take the steps set forth hereinabove;

         D. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed merger transaction;

         E. In the event the proposed merger is consummated, rescinding it and setting it aside;

         F. Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

         G. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

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         H. Granting such other and further relief as the Court may deem just and proper.

Dated:   June 6, 1997
                                                ROSENTHAL, MONHAIT, GROSS  &
                                                  GODDESS, P.A.



                                                By:____________________________

                                                919 North Market Street
                                                Mellon Bank Center, Suite 1401
                                                Wilmington, Delaware 19801
                                                (302) 656-4433
                                                Attorneys for Plaintiff

OF COUNSEL:

ABBEY, GARDY & SQUITIERI, LLP
212 East 39th Street
New York, New York 10016
(212) 889-3700


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